Exhibit 99.2

OFF THE HOOK YS INC.

CHARTER OF THE NOMINATION AND GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

September [●], 2025

I. ROLE AND OBJECTIVE

The Nominating and Governance Committee (the “Committee”) is appointed by and reports to the Board of Directors (the “Board”) of Off The Hook YS Inc. (the “Company”). It has been established to (i) establish criteria for Board membership and corporate officer qualifications, (ii) identify and recommend qualified individuals to become Board members, Board committee members, and officers of the Company, (iii) lead the Board in monitoring the performance of the Chief Executive Officer (the “CEO”), and other senior management of the Company, to ensure that they have the skills and expertise needed to enable the Company to achieve its goals, performance and strategies, including proper succession planning (iv) oversee the corporate governance of the Company, including the development, recommendation and review of corporate governance guidelines for the Company (iv) review corporate governance trends (v) oversee the annual review of the Board’s performance.

II. COMPOSITION

The Committee shall consist of at least three members. Each Committee member shall have no material relationship with the Company and shall, in the Board’s judgment, meet the independence requirements of the New York Stock Exchange (subject to the limited exception under Rule 303A of the NYSE Listed Company Manual)/of the Nasdaq Stock Exchange (subject to the limited exception under Rule 5605(e)(3) of the Nasdaq Listing Rules). The Board shall designate one Committee member as the Committee’s chair. Members of the Committee shall be appointed annually by the Board and shall serve at the pleasure of the Board.

No person may be made a member of the Committee if such service on the Committee would violate any restriction on service imposed by any rule or regulation of the United States Securities and Exchange Commission or any securities exchange or market on which shares of the Company’s common stock are traded.

III. MEETINGS, OPERATIONS, SUPPORT, AND DELEGATION

The Committee shall adhere to the following operating requirements:

1. The Committee shall meet at least once a year, or more often as circumstances require. The Committee may meet in person, by telephone conference call, or by any other means permitted by law or the Company’s bylaws. Without a meeting, the Committee may act by unanimous written consent of all members.

2. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.

3. The Committee shall maintain written minutes of its meetings which shall be filed with the books and records of the Company. The Committee shall report the significant actions of the Committee to the Board with such recommendations, as the Committee deems appropriate.

4. The Committee may establish its own rules of procedure, which shall be consistent with the bylaws of the Company and this Charter.

5. The Committee may invite to its meetings any non-management Director that is not a member of the Committee. Additionally, the Committee may invite to its meetings any officer of the Company or such other person, as it deems appropriate in order to carry out its responsibilities.

6. The Committee has the sole authority to retain any independent search or other consultants to be used to identify potential director and/or corporate officer nominees, and to terminate any such search, in its sole discretion, and has sole authority to approve related fees and other retention provisions.

7. The Committee shall have direct access to, and complete and open communication with, the Company’s management and may obtain advice and assistance from internal legal, accounting or other advisors to assist it. The Committee may retain independent legal, accounting or other advisors to assist it, and may determine compensation for such advisors, and the Company shall be responsible for any costs or expenses so incurred.

8. The Committee may delegate specific responsibilities to one or more individual Committee members and/or one or more subcommittees all or any portion of the Committee’s authority, duties and responsibilities to the extent permitted by law, regulation, listing standards, and the governing documents of the Company.

IV. AUTHORITY AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

1. The Committee will annually propose to the Board a slate of nominees for election by the shareholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in Board composition requirements.

2. The Committee will develop a matrix of the skills and experience most critical to the Corporation’s success, and use this matrix to continually match the qualifications of current and potential directors to the Corporation’s needs.

3. The Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise; gender, cultural and geographical diversity; and the general qualifications of the potential nominees, including: (i) courage, integrity and honesty (ii) the ability to exercise sound, mature and independent business judgment (iii) recognized leadership in business or professional activity (iv) a background and experience which will complement the talents of the other Board members (v) willingness and capability to take the time to actively participate in Board and Committee meetings and related activities (vi) ability to work professionally and effectively with other Board members and Company management (vii) availability to remain on the Board and its Committees long enough to make an effective contribution (viii) absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues (ix) ability to work congenially and collaboratively with board colleagues. The Committee will ensure that all necessary and appropriate inquiries are made into the backgrounds and qualifications of such candidates.

4. The Committee will lead the search for individuals qualified to become Board members for recommendation to the Board, including evaluating persons recommended by other Directors, management, and stockholders. All potential nominees must first be considered and recommended by the Committee before being formally considered by the Board. The Committee will conduct searches for, interview, evaluate and review the backgrounds of, prospective Board member candidates.

5. The Committee will develop, periodically review, and recommend to the Board the criteria for Board membership, including the skills, experience and other qualities required for effective functioning of the Board.

6. The Committee will assist the Board with its determination of the independence of its members.

7. The Committee will consider the resignation of a director and inform the Board as to whether or not it recommends that the Board accept the resignation.

8. The Committee will develop and periodically review criteria for the evaluation of incumbent Board members. The Committee shall evaluate the qualifications and performance of incumbent Board members and decide whether to recommend them for re-election.

9. The Committee will recommend to the Board for its approval the slate of officers for the Company, and will recommend to the Board for its approval the membership of the Board’s committees. In nominating a director for a committee membership, the Committee shall take into consideration the factors set forth in that committee’s charter, if any.

10. The Committee will review periodically the size and composition of the Board and Committees, and recommend to the Board changes as appropriate. The Committee will monitor the Board size and composition to ensure that a majority of directors are “independent directors” within the meaning of any laws, rules and regulations applicable to the Company.

11. The Committee will monitor trends, changes in law and listing standards, as well as best practices in corporate governance, and to periodically review the Board’s corporate governance guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws, and in the policies and practices of the Board in light of such trends, changes and best practices as appropriate. The Committee shall have oversight over the Company’s corporate governance guidelines and policies governing the Board as they relate to matters concerning the selection of individuals to serve on the Board.

12. The Committee will periodically review the Company’s Ethics and Compliance Program, including significant compliance allegations with the Company’s General Counsel and/or whoever in management is responsible for Compliance, each of who will have the authority to communicate directly with the Committee about actual and alleged violations of law or of the Company’s Code of Conduct. The Committee will oversee the Company’s Code of Conduct and policies and procedures for monitoring compliance.

13. The Committee will review shareholder proposals relating to governance matters and management’s proposed response to such proposals.

14. The Committee will oversee and approve the process and guidelines for the annual evaluation of the performance and effectiveness of the Board, and its committees, including the communication of the results of such evaluations to the full Board. The Committee will oversee the annual evaluation of the Board and report to the Board.

15. The Committee may periodically recommend to the Board changes to the size of any committee or to the Board’s committee structure.

16. The Committee will annually review and make recommendations to the Board regarding new Director orientation and Director continuing education on governance issues.

17. The Committee will periodically review with the Board committee rotation practices. The Committee will recommend to the Board, as needed, the formation of ad hoc committees of the Board to deal with specific issues, as well as the membership and chairs of ad hoc committees, and for the assignment of specific tasks to individual members of the Board.

18. The Committee will advise the Board on succession planning.

19. The Committee will periodically review the Board’s leadership structure, recommend changes to the Board as appropriate, and make recommendations to the Board’s independent Directors.

20. The Committee will review the director compensation program, as necessary and appropriate, and recommend changes to the Board. The Committee is also responsible for reviewing the Company’s directors and officer’s insurance.

21. The Committee will review and approve related person transactions in accordance with the Company’s Related Person Transactions policy and associated disclosure. Report approved related person transactions to the Board.

22. As it determines appropriate, the Committee will consider matters regarding social responsibility and environmental and sustainability matters and make recommendations to the Board regarding, or take action with respect to, such matters.

23. The Committee will have such other authority, duties or responsibilities as may be delegated to the Committee by the Board.